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                                                                 EXHIBIT 99.1


FOR IMMEDIATE RELEASE
                                          Contact:
                                          Albert G. McGrath, Jr. - CS Wireless
                                          972/633-4000


CS WIRELESS SYSTEMS, INC. ANNOUNCES MANAGEMENT CHANGE


Plano, Texas, November 7, 1997 - CS Wireless Systems, Inc. ("CS Wireless") today announced it has appointed George Parise as acting Chief Financial Officer ("CFO") of the Company. Mr. Parise will assume responsibilities of the CFO position until a permanent replacement is identified. A search will be conducted to fill the position vacated by Jeffrey A. Kupp, who resigned to become CFO and Treasurer of IEX Corporation, a Richardson, Texas based company that develops products for telecommunications carriers, call centers and private networks. Mr. David E. Webb, Chief Executive Officer of CS Wireless, said, "We wish Jeff the best in the exciting new challenge he has taken on and are very appreciative for the contribution he made at CS Wireless."

Mr. Parise shall continue to serve as Senior Vice President-Finance for CAI Wireless Systems, Inc. ("CAI Wireless"), one of the largest developers, owners, and operators of wireless cable television systems in the United States. CAI Wireless owns approximately 48% of CS Wireless. Prior to his employment at CAI Wireless, Mr. Parise was employed by Bell Atlantic Corporation, most recently as CFO of CellularVision of New York (a joint venture which launched and operated the Local Multipoint Distribution Service system in Brooklyn, New York). Mr. Parise is a Certified Public Accountant and was employed by Ernst & Young, formerly Ernst & Whinney, prior to joining Bell Atlantic Corporation.

Investor relations responsibilities will be assumed by Albert G. McGrath, Jr., CS Wireless Vice President and General Counsel. Mr. McGrath can be reached at 972/633-4000.

Based in Plano, Texas, CS Wireless Systems, Inc. is one of the largest wireless cable television companies in the United States in terms of line of sight households and subscribers. Heartland Wireless Communications, Inc., a leading developer, owner and operator of wireless cable systems in small to mid-size markets located in the central United States, owns approximately 36% of CS Wireless.